Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade – NIRE 3330029520-8

Publicly-held Company

Esteemed Shareholders,

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to CVM Instruction No. 481/09, as amended, discloses to the shareholders and the market in general the summary map received from the Bookkeeping Agent regarding the remote voting bulletin for the Extraordinary Shareholders’ Meeting (Assembleia Geral Extraordinária – AGE) called for May 14, 2018.

The Company clarifies that the exercise of this voting right via the completion and delivery of a remote voting ballot does not impede a shareholder’s ability to attend the AGE and exercise their vote in person, in which case the AGE Board will disregard the remote voting instruction, pursuant to Article 21-W, paragraph 5, item I, of CVM Instruction No. 481.

The Company emphasizes that it will verify shareholding positions as is customary for its General Shareholders’ Meetings to confirm the shareholding positions of the shareholders that choose to exercise their vote by completing and delivering a remote voting ballot, taking into consideration for the computation of the votes,  the most recent position of each shareholder that is available to the Company (or, in its absence, the shareholding position as informed by the depositary agent of the Company’s shares, pursuant to Article 21-T, item II, section "a” of CVM Instruction No. 481).

The Company also warns that the information contained in the summary voting statement published in accordance with the provisions of Article 21-W, third paragraph, of CVM Instruction No. 481, may not represent the results of the votes with respect to the matters that will be submitted for deliberation at an AGE, according to the Call Notice published on April 12, 2018, considering that such summary voting statement comprises only the votes cast by remote voting.

Rio de Janeiro, May 09, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Summary Voting Statement (Bookkeeping Agent)

General Shareholders’ Meeting – May 14, 2018 at 11 a.m.

Company	OI S.A. - In Judicial Reorganization
Process Number	970
Meeting Date	May 14, 2018	Meeting Time	11:00 a.m.
On-line [Voting] Start Date	April 14, 2018	On-line Voting End Date	May 8, 2018	* Total number of shares per deliberation" includes all types of shares.
Deliberation Code	Type of Deliberation	Status of the Deliberation	Voting Position	Sheet Code	Sheet Name	Sheet Location	Sheet Vote	Candidate Code	Candidate Name	Candidate’s Location	Candidate’s Vote	Voting Percentage	Total number of shares per deliberation (consolidating all types of shares - including ADRs)	Total number of Common Shares per deliberation	Total number of Preferred Shares per deliberation	other types of shares (Units / PNA, PNB, etc) shareholders must disclose all of the other types of shares and quantities that they own in the other columns.
1	Simple Deliberations	Active	Approve										56,055,731	48,123,147	7,932,584
2	Simple Deliberations	Active	Abstain										-	-	-
2	Simple Deliberations	Active	Approve										56,055,731	48,123,147	7,932,584